Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement (“Agreement’') between Signature Group Holdings, Inc. (“Signature”) and James A. McIntyre, The James A, McIntyre Living Trust, the James A. McIntyre Grandchildren’s Trust and The McIntyre Foundation (collectively “McIntyre”) in connection with a possible sale or sales of the Signature common shares currently owned by McIntyre. Signature and McIntyre are referred to collectively as the “Parties”

Recitals

WHEREAS, McIntyre currently owns approximately 11,203,394 shares of Signature common stock (the “McIntyre Shares”) as follows:

James A. McIntyre Living Trust	9,344,599
James A. McIntyre Grandchildren’s Trust	60,150
The McIntyre Foundation	1,798,645

WHEREAS, McIntyre recently informed Signature that it may seek one or more purchaser(s) of McIntyre Shares.

WHEREAS, Signature takes the position that unless the Board of Directors grants a waiver, in its discretion, of the transfer restrictions set forth in Section 8.2 of the Bylaws that Section 8.2 of the Signature Bylaws, prohibits any attempted transfer of the Company’s common stock to the extent that, as a result of such transfer (or any series of transfers) (i) any person or group of persons shall become a “4.9-percent shareholder” of the Company or (ii) the ownership interests of any 4.9-percent shareholder shall be increased or (iii) any shareholder holding 5% or more of the total market value of the Company’s common stock, transfers or agrees to transfer the Company’s common stock. The Parties continue to disagree on this matter;

WHEREAS, Signature currently has outstanding 120,143,247 of its common shares and 4.9% of that is 5,887,019;

WHEREAS, Signature maintains a Rights Agreement, by and between Signature and Mellon Investor Services LLC, as rights agent, dated October 23, 2007, as amended (the “Rights Agreement”) to protect its net operating loss carry forward.

WHEREAS, McIntyre and others currently have an appeal pending before the United States Bankruptcy Appellate Panel of the Ninth Circuit of the United States Bankruptcy Court for the Central District Court of California relating to a Santa Ana Division Order granting Signature’s Motion to Clarify, Interpret and Enforce the Confirmation Order and the Plan Consistent with the Rights Agreement and Retained Equity Rights (the “Bankruptcy Appeal”);

WHEREAS McIntyre is the Plaintiff in a civil action seeking Declaratory and Injunctive Relief action relating to the Rights Agreement pending before the Second Judicial District Court of the State of Nevada (the “Nevada Action”).

WHEREAS, the Signature Board of Directors (the “Board”) continues to evaluate whether McIntyre and Kingstown Capital Partners, LLC (“Kingstown") and other persons and entities affiliated therewith (as identified in the Schedule 13D filed by Kingstown with the Securities and Exchange Commission on July 15, 2011), should be determined to be an ‘‘Acquiring Person” (as defined in the Rights Agreement) and if such determination is made, whether a “Distribution Date" (as defined in the Rights Agreement) for the distribution of securities under and pursuant to the Rights Agreement will occur. McIntyre’s believes that such a determination would be contrary to the terms of the Rights Agreement and contrary to applicable law. The Parties continue to disagree on this issue.

NOW THEREFORE BE IT AGREED AS FOLLOWS:

1.	Facilitation of the Sale of McIntyre Shares. Signature shall cooperate in all respects and make good faith efforts to facilitate the sale of McIntyre Shares and to identify and provide to McIntyre the names of investors (“Investors”) interested in acquiring the McIntyre Shares.

2.	Transaction Limitations. McIntyre, will make a good faith effort and exercise reasonable due diligence, so that he will not knowingly sell McIntyre Shares to a buyer, which after giving effect to the transaction, would cause, after giving effect to the transaction, the buyer to beneficially own, as defined under the rules and regulations of Internal Revenue Code Section 382, greater than 4.9% of the total current outstanding common stock of Signature.

3.	McIntyre Consideration. In order to resolve all pending disputes between Signature and McIntyre, and if McIntyre is able to sell the McIntyre Shares within 90 days from the date of this Agreement, shall dismiss its Bankruptcy Appeal, the Nevada Action and any related litigation with prejudice within 5 days after closing and the settlement of the sale of the McIntyre Shares.

4.	Signature Consideration. In order to resolve all pending disputes between Signature and McIntyre, Signature through acts duly authorized by its Board of Directors will: A) waive the transfer restrictions set forth in Section 8.2 of the Signature Bylaws and B) determine that no act of McIntyre, including the sale of the McIntyre Shares, the execution of the Solicitation Agreement between McIntyre and Kingstown in July 2011 the other matters described in Kingstown’s Schedule 13D amendments and the matters and acts described in the McIntyre’s Proxy Statement used for the 2012 Annual Meeting of Shareholders or related in any way to the McIntyre solicitation in connection with the 2012 Signature Shareholder Meeting , shall have not triggered and shall not trigger a distribution of rights under and pursuant to the Rights Agreement. These actions of the Board of Signature and of Signature shall be deemed by the Parties to be a material precondition to McIntyre’s obligations in this Agreement. The Secretary of Signature shall provide within 24 hours of the Board’s action a certificate (in form satisfactory to McIntyre’s counsel) confirming the Board acts have been property taken in accordance with Signature’s By Laws and Nevada law. Signature will dismiss with prejudice any counterclaims or cross claims it may have in the Bankruptcy Appeal and the Nevada action.

5.	Mutual General Release. The Parties hereby release and forever discharge each other, and each of their past and present predecessors, successors, affiliates, subsidiaries, parents, insurers, officers, directors, employees, heirs, assigns, agents, and attorneys from any and all known and unknown claims, disputes, demands, debts, liabilities, obligations, contracts, agreements, causes of action, suits, attorneys’ fees and/or costs, of whatever nature, character or description, which the Parties had, now have, or may have related to their prior conduct and/or any of the matters which arise out of, from, asserted in, or which could have been asserted in connection with their prior conduct, including but not limited to those in connection with the Rights Agreement.

6.	Waiver of Claims. Except as otherwise provided in this Agreement, the Parties agree that this Agreement shall act as a release of any and all claims that may arise from conduct prior to the date of this Agreement including but not limited to those in connection with the Rights Agreement whether such claims are known, unknown, foreseen, or unforeseen, liquidated or unliquidated, choate or inchoate, notwithstanding Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties understand and acknowledge the significance and consequence of such specific waiver of Section 1542 and hereby assume lull responsibility for any injuries, damages, losses, or liability that they may hereafter incur from the prior conduct by the other party.

7.	No Admission. The Parties’ execution of this Agreement is not an admission of any liability, fault or responsibility on the part of any released party. Any settlement made pursuant to this Agreement is regarded by the Parties hereto as payment to avoid the expense, inconvenience and uncertainty of litigation.

8.	Consultation with Counsel. The Parties acknowledge that they have been represented by counsel of their own choice in the negotiations leading to their execution of this Agreement, and that they have read this Agreement and have had it fully explained to them by their counsel.

9.	No Reliance. The Parties represent and warrant that, in executing and entering into this Agreement, they are not relying and have not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Agreement. Furthermore, each of the parties to this Agreement has received independent legal advice, or has had the opportunity to receive independent legal advice, from such Party’s respective attorneys with respect to the advisability of executing this Agreement. The Parties are entering into this Agreement wholly of their own free will and volition.

10.	Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by a party or its representatives and that the non-breaching party shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies available at law or equity to the non-breaching party.

11.	Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with regard to the subject matter hereof. No modification, amendment or waiver shall be binding without the written consent of both parties.

12.	Governing Law and Venue. This Agreement shall be construed and enforced according to the laws of the State of California. Any dispute concerning this Agreement shall be brought in a in a court with proper jurisdiction in Los Angeles. California.

13.	Miscellaneous. The obligations of the parties shall be binding on and inure to the benefit of their respective heirs, successors, assigns, and affiliates. This Agreement may be amended or modified only by a subsequent agreement in writing.

14.	Counter-Party Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

The Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 5th day of September, 2012.

Signature Group Holdings, Inc.

By:
Craig F. Noell

James A. McIntyre, on behalf of: James A. McIntyre; The James A. McIntyre Living Trust; The James A. McIntyre Grandchildren’s Trust; and The McIntyre Foundation

By:
James A. McIntyre

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